EXHIBIT 99.1

Healthaxis Announces Second Quarter 2007 Operating Results

IRVING, Texas, July 27, 2007 (PRIME NEWSWIRE) -- Healthaxis Inc. (Nasdaq:HAXS), an innovative provider of technology-enhanced, integrated business process solutions and services, including claims and benefit administration applications, web-enabled software solutions and outsourced claims related services for health benefit administrators and health insurance claims processors, reported financial results today for the three- and six-month periods ending June 30, 2007.

Second Quarter 2007 Financial Highlights

 -- Revenues for the second quarter of 2007 were $4.0 million, as compared to revenues of $4.1 million for the second quarter of
    2006.  Revenues from ASP licensing fees and professional services increased primarily due to additional customer lives on our systems resulting from completed new customer implementations.
    Revenues from transaction fees and data capture declined primarily from a previously disclosed customer loss following their
    acquisition by a larger organization, and a continuing shift from paper based claims to electronic claims.

 -- The net loss for the second quarter of 2007 was $423,000 ($0.05 per share), compared to a net loss of $266,000 ($0.04 per share)
    for the second quarter of 2006.  Operating expenses for the 2007 period were higher primarily due to non-cash equity compensation charges related to the vesting of restricted stock of $159,000 as compared to $41,000 in the second quarter of 2006.  Additionally, cost of revenues increased due to reduced capitalization of $194,000 for customer implementations and software development in the second quarter of 2007 compared to the same period of the prior year now that the significant customer implementation has been completed.
    Accounting for these factors partially obscures real operational improvements such as lower variable labor, telecommunications and other costs. Depreciation and amortization expense was $281,000 and $276,000 for the quarters ended June 30, 2007 and 2006, respectively.

First Half 2007 Financial Highlights

 -- Revenues for the first six months of 2007 were $8.2 million, an increase from the $8.0 million reported for the same period of
    2006. Revenues from ASP licensing fees and professional services increased primarily due to the additional customer lives
    previously discussed and exceeded the declines in revenues from transaction fees and data capture primarily due to the loss of the aforementioned customer.

 -- The net loss for the six months ended June 30, 2007 was $485,000
    ($0.06 per share) compared to $728,000 ($0.12 per share) for the same period of 2006.  The Company achieved this reduction in net loss notwithstanding that fact that the costs that could be capitalized for 2007 were lower than 2006, resulting in an increase of operating expense of $316,000.  Further, non-cash equity compensation related to the vesting of restricted stock increased to $191,000 from $41,000 for the six months ended June
    30, 2007 and 2006, respectively.  Depreciation and amortization expense was $556,000 and $535,000 for the periods ended June 30,
    2007 and 2006, respectively.

Review and Outlook

Commenting on the Company's second quarter results, John M. Carradine, the Company's President and Chief Executive Officer said: "Upon first glance, our financial results for the second quarter seem to be a minor step back for us, even though a significant amount of the decline is a function of accounting conventions. In considering the first half of 2007, however, our active management of our cash cost structure has resulted in a reduction in cash used by operations of more than $500,000 over the same period in 2006. These cash savings, together with a modest increase in revenues over these periods, puts us well ahead of our 2006 results. In fact, the overall cash usage in the business for the first half of the year was lower by $1.2 million and we will continue working to keep costs under control. In addition to customers we have already added this year, based on the strength of our pipeline and proposals outstanding, we hope to add more new business as the year progresses. Further, the services we provide our existing customers continues to expand."

About Healthaxis Inc.

Healthaxis (Nasdaq:HAXS) is an innovative provider of healthcare payer solutions. By combining technology and services Healthaxis can deliver value to payers and their customers. The company offers fully integrated business process outsourcing and claims administration systems that incorporate advanced technology solutions. Healthaxis' technology is time tested, scalable and offered on an ASP basis. The Smart Front End(R) enables payers the ultimate flexibility in network re-pricing delivering to their legacy system a fully edited, clean, pre-priced claim to ensure the highest levels of auto adjudication. Healthaxis' claims administration systems technology solutions provide an end to end cost competitive solution for all sizes of payers: enrollment, data capture, administration, claims, customer service, print distribution and web services. For information on Healthaxis products and services, call (800) 519-0679 or visit their website at www.healthaxis.com.

Forward-looking statements:

Statements that are not purely historical facts, including without limitation statements about anticipated or expected future revenue and performance, constitute forward-looking statements within the meaning of Section 27A of the Securities and Exchange Act of 1934, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include without limitation the risks and uncertainties identified in our documents filed with, or furnished to, the Securities and Exchange Commission, including those identified under the caption "Risk Factors" in our most recently filed Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward-looking statements.

                  Healthaxis Inc. and Subsidiaries
         Condensed Consolidated Statements of Operations
   (In thousands, except share and per share data) (Unaudited)

                          Three Months Ended     Six Months Ended
                               June 30,              June 30,
                            2007       2006       2007       2006
                         ---------  ---------  ---------  ---------
 Revenues                $   4,003  $   4,114  $   8,214  $   8,032
 Expenses:
   Cost of revenues          3,457      3,409      6,895      6,785
   Sales and marketing         235        319        483        693
   General and
    administrative             699        632      1,258      1,240
                         ---------  ---------  ---------  ---------
 Total operating
  expenses                   4,391      4,360      8,636      8,718
                         ---------  ---------  ---------  ---------
 Operating loss               (388)      (246)      (422)      (686)
 Interest and
  other income
  (expense), net               (32)       (20)       (57)       (42)
 Provision for
  income taxes                  (3)        --         (6)        --
                         ---------  ---------  ---------  ---------
 Net loss                $    (423) $    (266) $    (485) $    (728)
                         =========  =========  =========  =========

                         ---------  ---------  ---------  ---------
 Net loss per share
  of common stock
  (basic and diluted)    $   (0.05) $   (0.04) $   (0.06) $   (0.12)
                         =========  =========  =========  =========
 Weighted average
  common shares used
  in computing
  loss per share
   Basic and diluted     8,224,508  6,123,833  8,208,014  6,106,441

                Healthaxis Inc. and Subsidiaries
              Condensed Consolidated Balance Sheets
  (In thousands, except share and per share data) (Unaudited)

                                      June 30,   Dec. 31,
                                        2007       2006
                                      -------    -------
 Assets
   Cash and cash equivalents          $ 2,653    $ 3,362
   Accounts receivable, net             2,719      2,943
   Other current assets                   631        544
                                      -------    -------
   Current assets                       6,003      6,849
   Property, equipment and software,
    net                                 1,471      1,550
   Goodwill                            11,276     11,276
   Other assets                         1,569      1,643
                                      -------    -------
     Total assets                     $20,319    $21,318
                                      =======    =======
 Liabilities and
  stockholders' equity
   Current liabilities                $ 4,254    $ 5,294
   Long-term debt                         828        454
   Other long-term liabilities          1,229      1,248
   Stockholders' equity                14,008     14,322
                                      -------    -------
   Total liabilities and
    stockholders' equity              $20,319    $21,318
                                      =======    =======

CONTACT:  Healthaxis Inc.
          Investors:
          Ron Herbert, CFO
          972-443-5000
          rherbert@healthaxis.com